Exhibit 2

                                October 17, 1996

Voyageur Fund Managers, Inc.
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota  55402

Re:  VOYAGEUR TAX-EXEMPT TRUST, SERIES 8

Ladies/Gentlemen:

     We have served as special counsel for Voyageur Fund Managers, Inc., as Sponsor and Depositor (the "DEPOSITOR") of Voyageur Tax-Exempt Trust, Series 8 (the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated October 17, 1996 between Voyageur Fund Managers, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee, pursuant to which the Depositor has delivered to and deposited the bonds listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued in the name of the Depositor documents representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the units of the Fund have been duly authorized; and

          2. The certificates evidencing the units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-10705) relating to the units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                        Respectfully submitted,

                                        CHAPMAN AND CUTLER



                                October 17, 1996

Investors Fiduciary Trust Company
127 West 10th Street
Kansas City, Missouri 64105

Voyageur Fund Managers, Inc.
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota  55402

     Re:  VOYAGEUR TAX-EXEMPT TRUST, SERIES 8

Ladies/Gentlemen:

     We have acted as special counsel for Voyageur Fund Managers, Inc., Depositor of Voyageur Tax-Exempt Trust, Series 8 (the "FUND"), in connection with the issuance of units of fractional undivided interest in the Fund, under a Trust Agreement dated October 17, 1996 (the "INDENTURE") between Voyageur Fund Managers, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) Each Trust is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to Trusts) of chapter 1, Internal Revenue Code of 1986 (the "CODE").

          (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust in the proportion that the number of units of such Trust held by him bears to the total number of units outstanding of such Trust. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder of the respective trust in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Accordingly, to the extent that the income of a Trust consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from federal gross income of the Unitholders, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the respective Trust. In the case of such Unitholder who is a substantial user (and no other) interest received with respect to his units attributable to such industrial development bonds or such private activity bonds is includible in his gross income. To the extent a Trust holds bonds that are "specified private activity bonds" within the meaning of Section 57(a)(5) of the Code, a Unitholder's pro rata portion of the income on such Bonds will be included as an item of tax preference in the computation of the alternative minimum tax applicable to all taxpayers (including non-corporate taxpayers) subject to the alternative minimum tax. In the case of certain corporations, interest on all of the Bonds is included in computing the alternative minimum tax pursuant to Section 56(c) of the Code, the environmental tax (the "SUPERFUND TAX") imposed by Section 59A of the Code, and the branch profits tax imposed by section 884 of the Code with respect to U.S. branches of foreign corporations.

          (iii) Gain or loss will be recognized to a Unitholder upon redemption or sale of his units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his units by purchase, plus his aliquot share of advances by the Trustee to a Trust to pay interest on bonds delivered after the Unitholder's settlement date to the extent that such interest accrued on the bonds during the period from the Unitholder's settlement date to the date such bonds are delivered to the respective Trust, but only to the extent that such advances are to be repaid to the Trustee out of interest received by such Trust with respect to such bonds. In addition, such basis will be increased by the Unitholder's aliquot share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each bond held by a Trust with respect to which there was an original issue discount at the time the bond was issued (or which was purchased with market discount) and reduced by the annual amortization of bond premium, if any, on bonds held by such Trust.

          (iv) If the Trustee disposes of a Trust asset (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Unitholder and the amount thereof is measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his units among each of the Trust assets (as of the date on which his units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such units. A Unitholder's basis in his units and of his fractional interest in each Trust asset must be reduced by the amount of his aliquot share of interest received by the Trust, if any, on bonds delivered after the Unitholder's settlement date to the extent that such interest accrued on the bonds during the period from the Unitholder's settlement date to the date such bonds are delivered to the Trust, must be reduced by the annual amortization of bond premium, if any, on bonds held by the Trust and will be increased by the Unitholder's share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each bond which, at the time the bond was issued, had original issue discount (or which was purchased with market discount).

          (v) In the case of any bond held by a Trust where the "stated redemption price at maturity" exceeds the "issue price", such excess shall be original issue discount. With respect to each Unitholder, upon the purchase of his Units subsequent to the original issuance of bonds held by the Trust, Section 1272(a)(7) of the Code provides for a reduction in the accrued "daily portion" of such original issue discount upon the purchase of a bond subsequent to the bond's original issue, under certain circumstances. In the case of any bond held by a Trust the interest on which is excludable from gross income under Section 103 of the Code, any original issue discount which accrues with respect to the bonds will be treated as interest which is excludable from gross income under Section 103 of the Code.

          (vi) Certain bonds in the portfolios of the Trusts have been insured by the issuers, underwriters, the Sponsor or others against default in the prompt payment of principal and interest (the "Insured Bonds"). Such bonds are so designated on the portfolio pages in the Prospectus for each Trust. Insurance on Insured Bonds is effective so long as such bonds remain outstanding. For each of these bonds, we have been advised that the aggregate principal amount of such bonds listed on the portfolio page was acquired by the applicable Trust and are part of the series of such bonds in the listed aggregate principal amount. Based upon the assumption that the Insured Bonds of the Trust are part of a series covered by an insurance policy, it is our opinion that any amounts received by the applicable Trust representing maturing interest on such bonds will be excludable from Federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the issuer notwithstanding that the source of the payment is from policy proceeds provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the bonds, rather than the insurer will pay debt service on the bonds. Paragraph (ii) of this opinion is accordingly applicable to such payment representing maturing interest.

     Sections 1288 and 1272 of the Code provide a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount accrues either on the basis of a constant compound interest rate or ratably over the term of the bond, depending on the date the bond was issued. In addition, special rules apply if the purchase price of a bond exceeds the original issue price plus the amount of original issue discount which would have previously accrued based upon its issue price (its "adjusted issue price"). The application of these rules will also vary depending on the value of the bond on the date a Unitholder acquires his units, and the price the Unitholder pays for his units.

     Except with respect to those Trusts that hold "specified private activity bonds" within the meaning of Section 57 (a)(5) of the Code issued on or after August 8, 1986 as identified in the Prospectus related hereto (the "AMT Trusts"), the Trusts do not include any specified private activity bonds and accordingly none of the interest income of the Trusts (other than the AMT Trusts, if any) shall be treated as an item of tax preference when computing the alternative minimum tax. Because the AMT Trusts include "specified private activity bonds," all or a portion of the income of the AMT Trusts shall be treated as an item of tax preference for alternative minimum tax purposes. In the case of corporations, for taxable years beginning after December 31, 1986, the alternative minimum tax and the Superfund Tax depend upon the corporation's alternative minimum taxable income ("AMTI"), which is the corporation's taxable income with certain adjustments.

     Pursuant to Section 56(c) of the Code, one of the adjustment items used in computing AMTI and the Superfund Tax of a corporation (other than an S Corporation, Regulated Investment Company, Real Estate Investment Trust or REMIC) for taxable years beginning after 1989, is an amount equal to 75% of the excess of such corporation's "adjusted current earnings" over an amount equal to its AMTI (before such adjustment item and the alternative tax net operating loss deduction). "Adjusted current earnings" includes all tax-exempt interest, including interest on all bonds in the Trusts, and tax-exempt original issue discount. Under current Code provisions, the Superfund Tax does not apply to tax years beginning on or after January 1, 1996. However, the Superfund Tax could be extended retroactively.

     Effective for tax returns filed after December 31, 1987, all taxpayers are required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the year.

     Section 265 of the Code provides for a reduction in each taxable year of 100 percent of the otherwise deductible interest on indebtedness incurred or continued by financial institutions, to which either Section 585 or Section 593 of the Code applies, to purchase or carry obligations acquired after August 7, 1986, the interest on which is exempt from Federal income taxes for such taxable year. Under rules prescribed by Section 265, the amount of interest otherwise deductible by such financial institutions in any taxable year which is deemed to be attributable to tax-exempt obligations acquired after August 7, 1986, will be the amount that bears the same ratio to the interest deduction otherwise allowable (determined without regard to Section 265) to the taxpayer for the taxable year as the  taxpayer's  average  adjusted  basis (within the meaning of
Section 1016) of tax-exempt obligations acquired after August 7, 1986, bears to such average adjusted basis for all assets of the taxpayer, unless such
financial   institution  can  otherwise  establish,   under  regulations  to  be
prescribed by the Secretary of the Treasury, the amount of interest on indebtedness incurred or continued to purchase or carry such obligations.

     We also call attention to the fact that, under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for Federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of units. However, these rules generally do not apply to interest paid on indebtedness incurred for expenditures of a personal nature such as a mortgage incurred to purchase or improve a personal residence.

     "The Revenue Reconciliation Act of 1993" (the "Tax Act") subjects tax-exempt bonds to the market discount rules of the Code effective for bonds purchased after April 30, 1993. In general, market discount is the amount (if any) by which the stated redemption price at maturity exceeds an investor's purchase price (except to the extent that such difference, if any, is attributable to original issue discount not yet accrued) subject to a statutory de minimis rule. Market discount can arise based on the price the Trust pays for Bonds or the price a Unitholder pays for his or her units. Under the Tax Act, accretion of market discount is taxable as ordinary income; under prior law, the accretion had been treated as capital gain. Market discount that accretes while the Trust holds a Bond would be recognized as ordinary income by the Unitholders when principal payments are received on the Bonds, upon sale or at redemption (including early redemption), or upon the sale or redemption of his or her units, unless a Unitholder elects to include market discount in taxable income as it accrues.

     We have also examined the income tax law of the State of Colorado, which is based upon the Federal law, to determine its applicability to Colorado Insured Series 7 (the "COLORADO TRUST") being created as part of the Fund and to the holders of Units in the Colorado Trust who are residents of the State of Colorado ("COLORADO UNITHOLDERS"). Although we express no opinion with respect to the issuance of the bonds, in rendering our opinion expressed herein, we have assumed that: (i) the bonds were validly issued, (ii) interest thereon is excludable from gross income for federal income tax purposes, and (iii) interest on the bonds, if received directly by a Unitholder, would be exempt from the income tax imposed by the State that is applicable to individuals and corporations (the "STATE INCOME TAX"). This opinion does not address the taxation of persons other than full time residents of Colorado. Based upon the foregoing it is our opinion that under Colorado income tax law, as presently enacted and construed:

          a) The Colorado Trust is not an association taxable as a corporation for purposes of Colorado income taxation.

          (b) Each Colorado Unitholder will be treated as owning a pro-rata share of each asset of the Colorado Trust for Colorado income tax purposes in the proportion that the number of Units of such Trust held by him bears to the total number of outstanding Units of the Colorado Trust, and the income of the Colorado Trust will therefore be treated as the income of each Colorado Unitholder under Colorado law in the proportion described and an item of income of the Colorado Trust will have the same character in the hands of a Colorado Unitholder as it would have in the hands of the Trustee.

          (c) Gain or loss will be recognized by a Colorado Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units represented by his Unit. Before adjustment, such basis would normally be cost if the Colorado Unitholder has acquired his Units by purchase, plus his aliquot share of advances by the Trustee to the Colorado Trust to pay interest on bonds delivered after the Colorado Unitholder's settlement date to the extent that such interest accrued on such bonds during the period from the Colorado Unitholder's settlement date to the date such bonds are delivered to the Colorado Trust, but only to the extent that such advances are to be repaid to the Trustee out of interest received by such Trust with respect to such bonds. In addition, such basis will be increased by the Colorado Unitholder's aliquot share of the accrued original issue discount with respect to each bond held by such Trust with respect to which there was an original issue discount at the time such bond was issued and reduced by the annual amortization of bond premium, if any, on the bonds held by the Colorado Trust.

          (d) If the Trustee disposes of a bond (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Colorado Unitholder and the amount thereof is measured by comparing the Colorado Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the bond disposed of. Such basis is ascertained by apportioning the tax basis for his Units among each of the bonds (as of the date on which his units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Colorado Unitholder's basis in his Units and of his fractional interest in each bond must be reduced by the amount of his aliquot share of interest received by the Colorado Trust, if any, in bonds delivered after the Colorado Unitholder's settlement date to the extent that such interest accrued on such bonds during the period from the Colorado Unitholder's settlement date to the date such bonds are delivered to the Colorado Trust, must be reduced by the annual amortization of bond premium, if any, on bonds held by such Trust and must be increased by the Colorado Unitholder's share of the accrued original issue discount with respect to each bond which, at the time such bond was issued, had original issue discount.

          (e) If interest on indebtedness incurred or continued by a Colorado Unitholder to purchase Units in the Colorado Trust is not deductible for Federal income tax purposes, it will also be nondeductible for Colorado income tax purposes.

          (f) So long as the Colorado Trust holds obligations issued, on or after May 1, 1980, by the State of Colorado or its political subdivisions (the "COLORADO BONDS"), then to the extent the interest on the Colorado Bonds is excludable from Federal gross income of a Colorado Unitholder pursuant to Section 103 of the Code, such interest will be excludable from Colorado adjusted gross income of such Unitholder.

          (g) Any amounts paid under an insurance policy issued to the Colorado Trust which represent maturing interest on defaulted Bonds held by the Trustee will be excludable from Colorado adjusted gross income if, and to the same extent as, such interest is excludable for federal income tax purposes. Paragraph (f) of this opinion is accordingly applicable to insurance proceeds representing maturing interest.

          (h) Certain of the Colorado Bonds in the Colorado Trust have been insured by the issuers thereof against default in the prompt payment of principal and interest. Based upon the exemptions and assumptions referred to above, it is our opinion that any amounts received by the Colorado Trust representing maturing interest on such bonds will be excludable from Colorado adjusted gross income if, and to the same extent as, such interest is so excludable for federal income tax purposes if paid in the normal course by the issuer notwithstanding that the source of the payment is from insurance proceeds provided, that, at the time such insurance policies are purchased, the amounts paid for such insurance policies are reasonable, customary and consistent with reasonable expectations that the issuer of the Colorado Bonds, rather than the insurer will pay debt service on the Colorado Bonds. Paragraph (f) of this opinion is accordingly applicable to such payment representing maturing interest.

     We have not examined any of the Colorado Bonds to be deposited and held in the Colorado Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from State income taxes of interest on the Colorado Bonds if received directly by a Unitholder.

     We have also examined the income tax law of the State of Minnesota, which is based upon the Federal law, to determine its applicability to Insured Minnesota Series 2 (the "MINNESOTA TRUST") being created as part of the Fund and to the holders of Units in the Minnesota Trust who are residents of the State of Minnesota ("MINNESOTA UNITHOLDERS"). We understand that the Minnesota Trust will only have income consisting of (i) interest from bonds issued by the State of Minnesota and its political and governmental subdivisions, municipalities and governmental agencies and instrumentalities (the "MINNESOTA BONDS") and bonds issued by possessions of the United States (the "Possession Bonds" and, collectively with the Minnesota Bonds, the "Bonds") which would be exempt from Federal and Minnesota income taxation when paid directly to an individual, trust or estate, (ii) gain on the disposition of such Bonds, and (iii) proceeds paid under certain insurance policies issued to the Trustee or to the issuers of the Bonds which represent maturing interest or principal payments on defaulted Bonds held by the Trustee.

     Neither the Sponsor nor its counsel have independently examined the Bonds to be deposited in and held in the Minnesota Trust. However, although we express no opinion herein regarding such matters we have assumed that: (i) the Bonds were validly issued, (ii) the interest thereon is excludable from gross income for Federal income tax purposes and (iii) the interest thereon is exempt from income tax imposed by Minnesota that is applicable to individuals, trusts and estates (the "Minnesota Income Tax"). It should be noted that interest on the Minnesota Bonds is subject to tax in the case of corporations subject to the Minnesota Corporate Franchise Tax or the Corporate Alternative Minimum Tax and is a factor in the computation of the Minimum Fee applicable to financial institutions; no opinion is expressed with respect to the treatment of interest on the Possession Bonds for purposes of such taxes. The opinion set forth below does not address the taxation of persons other than full time residents of Minnesota.

     As noted above, we have expressed no opinion as to the treatment of interest on the Possession Bonds for purposes of the Minnesota Corporate Franchise Tax or the Alternative Minimum Tax or whether it is a factor in the computation of the Minimum Fee applicable to financial institutions. Although a federal statute currently provides that bonds issued by the Government of Puerto Rico, or by its authority, are exempt from all state and local taxation, the Supreme Court of Minnesota has held that interest earned on bonds issued by the Government of Puerto Rico may be included in taxable net income for purposes of computing the Minnesota bank excise tax. The State of Minnesota could apply the same reasoning in determining whether interest on the Possession Bonds is subject to the taxes listed above on which we express no opinion.

     Based on the foregoing it is our opinion that under existing Minnesota income tax law as of the date of this prospectus and based upon the assumptions above:

          (1) The Minnesota Trust is not an association taxable as a corporation and each Unitholder of the Minnesota Trust will be treated as the owner of a pro rata portion of the Minnesota Trust, and the income of such portion of the Minnesota Trust will therefore be treated as the income of the Unitholder for Minnesota Income Tax purposes;

          (2) Income on the Minnesota Bonds which is excludable from Minnesota taxable income for purposes of the Minnesota Income Tax when received by the Minnesota Trust and which would be excludable from Minnesota taxable income for purposes of the Minnesota Income Tax if received directly by a Unitholder, will be excludable from Minnesota taxable income for purposes of the Minnesota Income tax when received by the Minnesota Trust and distributed to such Unitholder;

          (3) To the extent that interest on certain Bonds (except with respect to Possession Bonds, as to which no opinion is expressed) if any, which is includible in the computation of "alternative minimum taxable income" for federal income tax purposes, such interest will also be includible in the computation of "alternative minimum taxable income" for purposes of the Minnesota Alternative Minimum Tax imposed on individuals, estates and trusts;

          (4) Each Unitholder of the Minnesota Trust will recognize gain or loss for Minnesota Income Tax purposes if the Trustee disposes of a Bond (whether by redemption, sale or otherwise) or if the Unitholder redeems or sells Units of the Minnesota Trust to the extent that such a transaction results in a recognized gain or loss to such Unitholder for federal income tax purposes;

          (5) Tax basis reduction requirements relating to amortization of bond premium may, under some circumstances, result in Unitholders realizing taxable gain for Minnesota Income Tax purposes when their Units are sold or redeemed for an amount equal to or less than their original cost;

          (6)  Proceeds,  if  any,  paid  under  individual  insurance  policies obtained by issuers of Bonds or the Trustee which represent maturing interest on defaulted obligations held by the Trustee will be excludable from Minnesota net income if paid in the normal course by the issuer of the defaulted obligation provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the Bonds, rather than the insurer, will pay debt service on the Bonds; and

          (7) To the extent that interest derived from the Minnesota Trust by a Unitholder with respect to any Possession Bonds is excludable from gross income for federal income tax purposes, such interest will not be subject to the Minnesota Income Tax.

     Although Minnesota state law provides that interest on Minnesota bonds is exempt from Minnesota state income taxation, the Minnesota state legislature has enacted a statement of intent that interest on Minnesota bonds should be subject to Minnesota state income taxation if it is judicially determined that the exemption discriminates against interstate commerce, effective for the calendar year in which such a decision becomes final. It cannot be predicted whether a court would render such a decision or whether, as a result thereof, interest on Minnesota bonds and therefore distributions by the Minnesota Trust would become subject to Minnesota state income taxation.

     We have not examined any of the Bonds to be deposited and held in the Minnesota Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinions to the exemption from State income taxes of interest on the Bonds if received directly by a Minnesota Unitholder.

     We have also examined certain laws of the State of New Mexico, to determine their applicability to New Mexico Series 1 (the "NEW MEXICO TRUST") being created as a part of the Fund and to the holders of Units of the New Mexico Trust who are residents of the State of New Mexico ("NEW MEXICO UNITHOLDERS").

     The assets of the New Mexico Trust will consist of interest-bearing obligations issued by or on behalf of the State of New Mexico ("NEW MEXICO") or counties, municipalities, authorities or political subdivisions thereof (the "NEW MEXICO BONDS") or by the Commonwealth of Puerto Rico, Guam and the United States Virgin Islands (the "POSSESSION BONDS") (collectively, the "BONDS").

     Although we express no opinion with respect to the issuance of the Bonds, in rendering our opinion expressed herein, we have assumed that: (i) the Bonds were validly issued, (ii) the interest thereon is excludable from gross income for federal income tax purposes and (iii) the interest thereon is exempt from taxation for purposes of the income tax imposed on individuals and the income tax imposed on corporations by New Mexico (collectively, the "NEW MEXICO STATE INCOME TAX"). This opinion does not address the taxation of persons other than full time residents of New Mexico.

     Based on the foregoing, and based on review and consideration of existing laws of New Mexico as of this date, it is our opinion, and we herewith advise you, as follows:

          (1) The New Mexico Trust will not be subject to tax under the New Mexico State Income Tax.

          (2) Interest on the Bonds which is exempt from the New Mexico State Income Tax when received by the New Mexico Trust, and which would be exempt from the New Mexico State Income Tax if received directly by a New Mexico Unitholder, will retain its status as exempt from such tax when received by the New Mexico Trust and distributed to such New Mexico Unitholder provided that the New Mexico Trust complies with the reporting requirements contained in the New Mexico State Income Tax Regulations.

          (3) To the extent that interest, derived from the New Mexico Trust by a Unitholder with respect to Possession Bonds is exempt from state taxes pursuant to 48 U.S.C. ss.745, 48 U.S.C. ss.1423a, or 48 U.S.C. ss.1403,
     such interest will not be subject to the New Mexico State Income Tax.

          (4) Each New Mexico Unitholder will recognize gain or loss for New Mexico State Income Tax purposes if the Trustee disposes of a bond (whether by redemption, sale or otherwise) or if the New Mexico Unitholder redeems or sells Units of the New Mexico Trust to the extent that such a transaction results in a recognized gain or loss to such New Mexico Unitholder for federal income tax purposes.

          (5) The New Mexico State Income Tax does not permit a deduction of interest paid on indebtedness or other expenses incurred (or continued) in connection with the purchase or carrying of Units in the New Mexico Trust to the extent that interest income related to the ownership of Units is exempt from the New Mexico income tax.

     We have not examined any of the Bonds to be deposited and held in the New Mexico Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from federal income taxation of interest on the Bonds or from the New Mexico State Income Tax of interest or profits on the Bonds if interest thereon had been received directly by a New Mexico Unitholder.

     We have also examined the laws of the State of Missouri to determine their applicability to the Fund. It is our opinion that under Missouri law, as presently enacted and construed:

          (i) The Fund is not an association taxable as a corporation for Missouri income tax purposes.

          (ii) The Unitholders of the Fund will be treated as the owners of a pro rata portion of the Fund and the income of the Fund will therefore be treated as income of the Unitholders for Missouri state income tax purposes.

          (iii) The Fund will not be subject to the Kansas City, Missouri Earnings and Profits Tax and each Unitholder's share of income of the Fund will not generally be subject to the Kansas City, Missouri Earnings and Profits Tax or the City of St. Louis Earnings Tax (except that no opinion is expressed in the case of certain Unitholders, including corporations, otherwise subject to the St. Louis City Earnings Tax).



                                        Very truly yours,

                                        CHAPMAN AND CUTLER